CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Shareholders
Gurata Gold, Inc.

We hereby consent to the inclusion in this SB-2 Registration Statement of Gurata Gold, Inc. of our report dated July 23, 2007, relating to the financial statements of Gurata Gold, Inc. for the period from the date of inception (May 26, 2006) to May 31, 2006 and for the year ended May 31, 2007, and to the use of our name as it appears under the caption “Experts”.

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.
August 9, 2007